Exhibit 99.1

FOR IMMEDIATE RELEASE - DRAFT

Contact Information:

Cedar Shopping Centers, Inc.

Leo S. Ullman, Chairman, President and CEO

(516) 944-4525

lsu@cedarshoppingcenters.com

CEDAR SHOPPING CENTERS, INC. ANNOUNCES

SECOND QUARTER 2006 RESULTS

-35% Growth in FFO Per Share Compared to Second Quarter 2005-

-Continued Strong Growth in Revenues, Net Income, Cash Flows and Assets-

Port Washington, New York – August 7, 2006 – Cedar Shopping Centers, Inc., (NYSE: “CDR”), today reported its financial results for the quarter ended June 30, 2006.

Second Quarter Highlights

•

Funds from operations (“FFO”) increased 83% to $10.0 million, from $5.5 million for the second quarter of 2005. FFO per share for the quarter was $0.31 per share /OP Unit, a 35% increase over the $0.23 FFO per share/OP Unit for the corresponding quarter of 2005. Net income applicable to common shareholders improved 46% to $2.1 million, when compared to $1.5 million for the same period last year. Earnings per share were $0.07 during each period, reflecting a greater number of shares outstanding.

•	Total revenues increased 78% to $30.3 million from $17.0 million in the second quarter of 2005.
•

Occupancy for the portfolio, including the various development/redevelopment properties, was approximately 92% as of June 30, 2006, compared to 91% as of March 31, 2006; excluding the Company’s development/redevelopment properties, occupancy was approximately 95% as of June 30, 2006.

•	The Company’s total assets increased to $1.07 billion as of June 30, 2006 from $996 million as of December 31, 2005..
•	The number of shares of common stock issued and outstanding at the end of the second quarter of 2006 was 34.1 million compared to 29.6 million at the end of December 31, 2005

Leo Ullman, CEO, stated, “Our results for the second quarter and year-to-date 2006 reflect our ongoing commitment to development and redevelopment properties, as well as opportunistic and strategic acquisitions of shopping centers. We expect to continue to deliver excellent development properties, and where appropriate and accretive, to add stabilized properties to our portfolio. We will maintain our focus on assembling an outstanding portfolio in markets where our shopping centers benefit from low competition and barriers that constrain new supply growth. This, we firmly believe, will result in attractive revenue, income and cash flow growth, while building long-term value for the benefit of our shareholders.”

Financial and Operating Results

The Company reported total revenue for the second quarter of 2006 of $30.3 million as compared to $17.0 million for the second quarter 2005, an increase of 78%. Net income applicable to common shareholders for the quarter ended June 30, 2006 was $2.1 million, or $0.07 per share, compared to $1.5 million, or $0.07 per share in the year earlier period. Funds from operations (“FFO”) for the second quarter of 2006 increased 83% to $10.0 million, or $0.31 per share/OP Unit as compared to $5.5 million, or $0.23 per share/OP Unit for the second quarter of 2005. A reconciliation of net income applicable to common shareholders to FFO, calculated in accordance with U.S. generally accepted accounting principles, is included in the accompanying tables.

Net cash flows provided by operating activities increased to $13.7 million for the six months ended June 30, 2006, compared with $8.4 million for the corresponding period of 2005.

The Company’s total assets as of June 30, 2006 were $1,072 million compared to $996 million as of December 31, 2005 and $655 million as of June 30, 2005. As of June 30, 2006, Cedar had drawn $124.5 million on its $225 million secured revolving credit facility. As of June 30, 2006, the Company’s pro rata share of outstanding debt to total market capitalization value was 45%, as compared with 48% as of December 31, 2005.

The Company’s total revenues for the six months ended June 30, 2006 increased 80% to $60.3 million from $33.6 million in the same period in 2005. Net income applicable to common shareholders for the six months ended June 30, 2006 was $3.1 million, or $0.10 per share, compared to $2.8 million, or $0.14 per share, for the same period last year.

Property Portfolio

The Company, as of this date, has a portfolio of 89 properties, mostly supermarket-anchored community shopping centers as well as drug store-anchored convenience centers, located in nine states, with approximately 9.6 million square feet of gross leaseable area (“GLA”). The Company expects to conclude additional acquisitions during the balance of the year.

Development and Redevelopment Projects

•

The Company purchased a 27 acre parcel adjacent to its Lake Raystown property in Huntingdon, Pennsylvania, in 2004 for approximately $700,000. It subsequently entered into a lease with Giant Food Stores, Inc. for a new 63,000 square foot supermarket on that adjacent parcel. Construction of that supermarket is expected to be completed in September of this year, with delivery to Giant at that time.

•

Walgreen’s is presently completing its building on an outparcel at Golden Triangle Center in Lancaster, Pennsylvania. The Company is committed to purchase for approximately $3 million the Walgreen’s building upon completion, presently expected in November 2006.

•

The Company leased a medical office building of approximately 41,000 square feet to Orthopedic Institute of Pennsylvania, at the Company’s Camp Hill, Pennsylvania Shopping Center in April 2006. An L.A. Fitness facility of approximately 43,000 square feet is presently under construction and is expected to be completed before year-end.

•

The Company completed the initial lease-up of approximately 18,000 square feet for Meadows Marketplace in Hershey, Pennsylvania, a ground-up development at which it had previously delivered a 65,000 square foot Giant supermarket.

Acquisitions

During the quarter ended June 30, the Company purchased the Gold Star Plaza in Shenandoah, Pennsylvania, a 72,000 square foot community strip center anchored by a 47,300 square foot Redner’s supermarket. The purchase was completed on June 9, 2006 at a purchase price of $8.2 million, including the assumption of $2.8 million in debt. The balance was funded from the Company’s secured revolving credit facility.

Subsequent to the end of the quarter, the Company purchased the following properties:

•

In July, the Company completed the purchase of Trexlertown Plaza in Trexlertown, Pennsylvania, an approximate 242,000 square foot supermarket-anchored shopping center. At the same time, the Company purchased additional adjacent development parcels aggregating approximately 35 acres. The aggregate purchase price for the shopping center and the development parcels was approximately $34.3 million, which was funded from the Company’s secured revolving credit facility.

•

In July, Cedar purchased Shaw’s Plaza in Raynham, Massachusetts, a 175,000 square foot supermarket-anchored shopping center for $29.2 million, funded by assumption of a first mortgage of approximately $14.2 million; the balance was funded from the Company’s secured revolving credit facility.

•

In July, the Company completed the purchase of Stonehedge Square in Carlisle, Pennsylvania, an 89,000 square foot supermarket-anchored shopping center for approximately $13.7, which was funded from the Company’s secured revolving credit facility.

•

In July, Cedar purchased Oakhurst Plaza, an approximate 112 ,000 square foot supermarket-anchored shopping center in Harrisburg, Pennsylvania, for approximately $22.7 million, funded entirely from the Company’s secured revolving credit facility.

•

The Company has entered into agreements and completed due diligence with respect to the purchase of two supermarket-anchored shopping centers in Lovingston, Virginia and Columbia, Maryland for a purchase price, excluding closing costs and adjustments, of approximately $12.9 million in the aggregate, including assumption of a first mortgage of approximately $4.9 million.

New Leases

As of this date, annual base rents, excluding tenant reimbursements, for leases that have been signed and for which the tenants have not yet occupied their premises encompassed 261,000 square feet and amounted to approximately $3.7 million. Revenues from these leases are expected to commence on the following schedule:

Quarter ending	Annualized base rent

September 30, 2006	$645,000
December 31, 2006	3,096,000

$3,741,000

After giving effect to such new leases, the occupancy rate for the portfolio as of June 30, 2006, including development/redevelopment properties, would have increased from 92% to approximately 94%.

Guidance

The Company continues to expect FFO for 2006 to be in the range of $1.20-$1.30 per share/OP Unit, as previously announced.

Tom O’Keeffe, CFO, noted: “We are pleased with our financial results for the second quarter and the first six months of the year which are in line with analyst expectations and our previously-announced guidance. We have again confirmed our FFO guidance for 2006 at $1.20 to $1.30 per share.”

The Company has issued “Supplemental Financial Information” for the period ended June 30, 2006, and has filed such information today as an exhibit to its Form 8-K, which will also be available on the Company’s website at http://www.cedarshoppingcenters.com.

Reference to Form 10-Q

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2006 for further details.

Investor Conference Call

The Company, with Leo S. Ullman, Chairman, President and CEO, and Thomas J. O’Keeffe, CFO, will host a conference call on Tuesday, August 8th at 9:00 AM Eastern time, to discuss second quarter results. The U.S. dial-in number for this teleconference is (800) 289-0533; the international dial-in number is (913) 981-5525. A replay of the conference call will be available from noon on August 8th until midnight Eastern time on August 22nd. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers; using passcode 4686750 for the telephonic replay. A live webcast will be available online on the Company’s website at www.cedarshoppingcenters.com from the morning of August 8th through the close of business on September 8th.

About Cedar Shopping Centers, Inc.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust focused on supermarket-anchored shopping centers and drug store-anchored convenience centers, which has realized significant growth in assets and shareholder value since its public offering in October 2003. The Company presently owns and operates 89 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 9.6 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions.

Forward-Looking Statements

Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures – FFO

Funds From Operations (“FFO”) is a widely-recognized measure of REIT performance. The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are computed to reflect FFO on the same basis. In computing FFO, the Company does not add back to net income applicable to common shareholders the amortization of costs incurred in connection with its financing or hedging activities, or depreciation of non-real estate assets, but does add back to net income applicable to common shareholders those items that are defined as “extraordinary” under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income applicable to common shareholders (determined in accordance with GAAP) as an indication of the Company’s financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity. As the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs. The following table sets forth the Company’s calculations of FFO for the three and six months ended June 30, 2006:

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Net income applicable to common shareholders	$2,134,000	$1,466,000	$3,134,000	$2,820,000
Add (deduct):
Depreciation and amortization	8,029,000	4,171,000	16,600,000	7,901,000
Limited partners’ interest	114,000	82,000	167,000	114,000
Minority interests in consolidated joint ventures	309,000	353,000	619,000	643,000
Equity in loss of unconsolidated joint venture	15,000	—	40,000	—
Minority interests’ share of FFO applicable to consolidated joint ventures	(446,000)	(588,000)	(912,000)	(1,124,000)
Gain on sale of interest in unconsolidated joint ventutre	(141,000)	—	(141,000)	—
FFO from unconsolidated joint venture	(2,000)	—	(5,000)	—

Funds from operations	$10,012,000	$5,484,000	$19,502,000	$10,354,000

FFO per common share (assuming conversion of OP Units)	$0.31	$0.23	$0.61	$0.48

Average number of common shares:
Shares used in determination of earnings per share	30,618,000	22,175,000	30,248,000	20,763,000
Additional shares assuming conversion of OP Units	1,632,000	1,230,000	1,594,000	842,000

Shares used in determination of FFO per share	32,250,000	23,405,000	31,842,000	21,605,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Balance Sheets

	June 30, 2006 (unaudited)	December 31, 2005

Assets
Real estate:
Land	$198,841,000	$180,951,000
Buildings and improvements	856,292,000	800,005,000

	1,055,133,000	980,956,000
Less accumulated depreciation	(48,194,000)	(34,499,000)

Real estate, net	1,006,939,000	946,457,000
Cash and cash equivalents	11,755,000	8,601,000
Cash at joint ventures and restricted cash	11,689,000	10,415,000
Rents and other receivables, net	10,935,000	9,093,000
Other assets	10,326,000	4,051,000
Deferred charges, net	19,984,000	17,639,000

Total assets	$1,071,628,000	$996,256,000

Liabilities and shareholders’ equity
Mortgage loans payable	$412,690,000	$380,311,000
Secured revolving credit facility	124,480,000	147,480,000
Accounts payable, accrued expenses, and other	11,981,000	16,462,000
Unamortized intangible lease liabilities	46,368,000	27,943,000

Total liabilities	595,519,000	572,196,000

Minority interests in consolidated joint ventures	9,202,000	12,339,000
Limited partners’ interest in Operating Partnership	23,812,000	20,586,000
Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 34,086,000 and 29,618,000 shares issued and outstanding)	2,045,000	1,777,000
Treasury stock (454,000 and 443,000 shares, at cost)	(5,582,000)	(5,416,000)
Additional paid-in capital	418,077,000	357,000,000
Cumulative distributions in excess of net income	(60,390,000)	(49,956,000)
Accumulated other comprehensive income	195,000	138,000
Unamortized deferred compensation plans	—	(1,158,000)

Total shareholders’ equity	443,095,000	391,135,000

Total liabilities and shareholders’ equity	$1,071,628,000	$996,256,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Statements of Income

(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2006	2005	2006	2005

Revenues:
Rents	$24,367,000	$13,685,000	$48,539,000	$26,534,000
Expense recoveries	5,654,000	3,218,000	11,268,000	6,891,000
Other	287,000	144,000	493,000	144,000

Total revenues	30,308,000	17,047,000	60,300,000	33,569,000

Expenses:
Operating, maintenance and management	5,334,000	2,545,000	11,502,000	6,572,000
Real estate and other property-related taxes	3,135,000	1,915,000	6,071,000	3,390,000
General and administrative	1,410,000	1,197,000	2,789,000	2,166,000
Depreciation and amortization	8,060,000	4,188,000	16,657,000	7,931,000

Total expenses	17,939,000	9,845,000	37,019,000	20,059,000

Operating income	12,369,000	7,202,000	23,281,000	13,510,000
Non-operating income and expense:
Interest expense	(7,742,000)	(3,144,000)	(15,099,000)	(6,281,000)
Amortization of deferred financing costs	(333,000)	(230,000)	(662,000)	(436,000)
Interest income	121,000	27,000	237,000	32,000
Equity in (loss) of unconsolidated joint venture	(15,000)	—	(40,000)	—
Gain on sale of interest in unconsolidated joint venture	141,000	—	141,000	—

Total non-operating income and expense	(7,828,000)	(3,347,000)	(15,423,000)	(6,685,000)

Income before minority and limited partners’ interests	4,541,000	3,855,000	7,858,000	6,825,000
Minority interests in consolidated joint ventures	(309,000)	(353,000)	(619,000)	(643,000)
Limited partners’ interest in Operating Partnership	(114,000)	(82,000)	(167,000)	(114,000)

Net income	4,118,000	3,420,000	7,072,000	6,068,000
Preferred distribution requirements	(1,984,000)	(1,954,000)	(3,938,000)	(3,248,000)

Net income applicable to common shareholders	$2,134,000	$1,466,000	$3,134,000	$2,820,000

Per common share (basic and diluted)	$0.07	$0.07	$0.10	$0.14

Dividends to common shareholders	$6,867,000	$5,027,000	$13,568,000	$9,381,000

Per common share	$0.225	$0.225	$0.450	$0.450

Weighted average number of common shares outstanding	30,618,000	22,175,000	30,248,000	20,763,000

CEDAR SHOPPING CENTERS, INC.

Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,

	2006	2005

Cash flow from operating activities:
Net income	$7,072,000	$6,068,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Minority interests’ earnings in excess of distributions from consolidated joint ventures	59,000	271,000
Equity in loss of unconsolidated joint venture	40,000	—
Gain on sale of interest in unconsolidated joint venture	(141,000)	—
Limited partners’ interest	167,000	114,000
Straight-line rents	(1,751,000)	(934,000)
Depreciation and amortization	16,657,000	7,931,000
Amortization of intangible lease liabilities	(4,671,000)	(1,844,000)
Other	933,000	529,000
Increases/decreases in operating assets and liabilities:
Joint venture cash	671,000	(157,000)
Rents and other receivables	(290,000)	(1,882,000)
Other assets	(610,000)	(1,143,000)
Accounts payable and accrued expenses	(4,389,000)	(597,000)

Net cash provided by operating activities	13,747,000	8,356,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(40,034,000)	(94,128,000)
Proceeds from sale of interest in unconsolidated joint venture	1,466,000	—
Construction escrows and other	(2,759,000)	889,000

Net cash (used in) investing activities	(41,327,000)	(93,239,000)

Cash flow from financing activities:
Line of credit, net	(23,000,000)	(24,800,000)
Proceeds from sales of common stock	61,560,000	70,521,000
Proceeds from mortgage financings	14,588,000	53,363,000
Mortgage repayments	(3,552,000)	(1,197,000)
Distributions to minority interest partners in excess of earnings	(176,000)	(337,000)
Distributions to limited partners	(698,000)	(204,000)
Preferred distribution requirements	(3,938,000)	(3,273,000)
Distributions to common shareholders	(13,568,000)	(9,381,000)
Deferred financing costs	(482,000)	(1,161,000)

Net cash provided by financing activities	30,734,000	83,531,000

Net increase (decrease) in cash and cash equivalents	3,154,000	(1,352,000)
Cash and cash equivalents at beginning of period	8,601,000	8,457,000

Cash and cash equivalents at end of period	$11,755,000	$7,105,000